AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SELWAY CAPITAL ACQUISITION CORPORATION

SELWAY CAPITAL ACQUISITION CORPORATION., a corporation existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.             The name of the Corporation is “Selway Capital Acquisition Corporation”.

2.             The Corporation’s Certificate of Incorporation and amendment thereto were filed in the office of the Secretary of State of the State of Delaware on January 12, 2011 and March 14, 2011, respectively.

3.             This Amended and Restated Certificate of Incorporation was duly approved by the Board of Directors and stockholders of the Corporation in accordance with the applicable provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

4.             This Amended and Restated Certificate of Incorporation amends, restates and integrates the Certificate of Incorporation of the Corporation.

5.             The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:                      The name of the corporation is Selway Capital Acquisition Corporation (the “Corporation”).

SECOND:                 The registered office of the Corporation is to be located at 874 Walker Road, Suite C, in the City of Dover, County of Kent, State of Delaware 19904 and the name of the registered agent at said address is United Corporate Services, Inc.

THIRD:                     Subject to the immediately succeeding sentence, the purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the“GCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event an Acquisition Transaction (as defined below) is not consummated prior to the Termination Date (as defined below), then on the Termination Date the purposes of the Corporation shall automatically, with no action required by the board of directors (the “Board”) or the stockholders, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the GCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. This Article THIRD may not be amended without the affirmative vote of at least 80% of the outstanding IPO Shares (as defined below).

FOURTH:                 The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 31,000,000 of which 30,000,000 shares shall be common stock of the par value of $.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock of the par value of $.0001 per share (“Preferred Stock”).

(A)         Preferred Stock. The Board is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B)          Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock (including any series of Common Stock) shall exclusively possess all voting power and each share of Common Stock shall have one vote.  The Common Stock of the Corporation shall initially be issued in one of three series as follows:

1.           Series A Common Stock. Holders of shares of Series A Common Stock are entitled to cause the Corporation to redeem all or a portion of such Series A Common Stock in connection with the Acquisition Transaction for a pro rata portion of the Trust Account (as defined below), based on the total number of IPO shares (as defined below), as described in Article FIFTH. If the Corporation elects to grant the holders of IPO Shares redemption rights by means of a Post-Acquisition Tender Offer (as defined below) or Post-Acquisition Automatic Trust Liquidation (as defined below), then each outstanding share of Series A Common Stock outstanding as of the closing of the Acquisition Transaction will automatically be converted into a share of Series B Common Stock immediately following consummation of the Acquisition Transaction.

2.           Series B Common Stock. The Corporation’s Series B Common Stock has the same rights as Series A Common Stock, except that Series B Common Stock may not be issued until such time as all outstanding shares of Series A Common Stock are converted into it pursuant to provision (B)(1) of this Article FOURTH, above, and holders of Series B Common Stock have the right to participate in a Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation.

3.           Series C Common Stock. The Corporation’s Series C Common Stock has the same rights as Series A Common Stock, except that holders of shares of Series C Common Stock are not entitled to (1) cause the Corporation to redeem all or a portion of such Series C Common Stock in connection with the Acquisition Transaction, (2) share ratably in the Trust Account or (3) participate in a Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation.

4.           Automatic Consolidation. The Series A Common Stock, Series B Common Stock and Series C Common Stock will be automatically consolidated into one series of Common Stock (i) five business days after the consummation of an Acquisition Transaction if no shares of Series B Common Stock are outstanding or, (ii) if any shares of Series B Common Stock are outstanding, then five business days after the consummation of the Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation.  The consolidation shall be on a one-for-one basis of the then outstanding shares of each series of common stock. Following the automatic consolidation, only one series of Common Stock will be authorized, which will be referred to as “Common Stock”.

FIFTH:                      (A) The provisions (A) through (N) of this Article FIFTH shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consolidation of each series of Common Stock into one class of Common Stock after consummation of an Acquisition Transaction, Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation, as the case may be, and may not be amended during the Target Acquisition Period (as defined below) without the affirmative vote of at least 80% of the outstanding IPO Shares (as defined below). An “Acquisition Transaction” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of one or more Target Businesses (as defined below), provided, however, that to qualify as an Acquisition Transaction, the Corporation must acquire a controlling interest on the Target Business representing control of more than 50% of the voting rights of the Target Business and control of the majority of any governing body of the Target Business. A “Target Business” shall mean an operating business. The “Target Acquisition Period” shall mean the period from the effectiveness of the Registration Statement (as defined below) filed in connection with the Corporation’s initial public offering of securities with the Securities and Exchange Commission (“IPO”) up to and including the first to occur of (x) consummation by the Corporation of a Acquisition Transaction or (y) the Termination Date (defined below), provided, however, that if the Corporation elects to complete a Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation and has consummated an Acquisition Transaction prior to the Termination Date, the Target Acquisition Period shall terminate upon consummation of the Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation. The Corporation (i) may not  consummate an Acquisition Transaction with a Target Business that is a portfolio company of, or has otherwise received a financial investment from the Founders, their affiliates or that is affiliated with the Founders, the Directors or officers of the Corporation, or (ii) consummate an Acquisition Transaction with any underwriter that is a party to the underwriting agreement entered into in connection with the IPO, or selling group member, or any of their affiliates unless the Corporation obtains an opinion from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority, that the Acquisition Transaction with such Target Business is fair to the stockholders from a financial point of view.  "Founders" shall mean the stockholders of the Corporation prior to the IPO (as defined below), the directors and officers of the Corporation, and their affiliates.  In the event of any conflict between this Article and any other Article, the provisions of this Article shall prevail.

(B)        The Corporation shall not consummate any Acquisition Transaction if at least 83.3% (the “Redemption Threshold Percentage”) interest of the holders of IPO Shares (as defined below) exercise their redemption rights described below, or, if the Corporation seeks to allow stockholders to redeem their shares pursuant to either a Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation, at least the Redemption Threshold Percentage interest of the holders of IPO Shares may exercise such redemption rights, or, if such Acquisition Transaction is submitted for approval to the Corporation’s Stockholders, holders of at least a majority of IPO Shares voted at such meeting are not voted in favor of the Acquisition Transaction.  Prior to distribution of the funds in the Trust Account, other than as provided for in paragraph (G) of this Article FIFTH or in connection with the dissolution and liquidation of the Corporation, the Corporation must grant holders of IPO Shares such redemption rights by means of a stockholder vote, a Pre-Acquisition Tender Offer, a Post-Acquisition Tender Offer, or a Post-Acquisition Automatic Trust Liquidation.

(C)        Prior to the consummation of an Acquisition Transaction, the Corporation may initiate an issuer tender offer (“Pre-Acquisition Tender Offer”) to holders of Series A Common Stock by filing tender offer documents with the Securities Exchange Commission (the “SEC”) in accordance with Rule 13e-4 and Regulation 14E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Pre-Acquisition Tender Offer documents will comply with the disclosure required by Regulations 14A and 14C of the Exchange Act. In the event the Corporation elects to have a Pre-Acquisition Tender Offer, the closing of the Acquisition Transaction will be cross-conditioned on the closing of the Pre-Acquisition Tender Offer, and the offer price shall be in cash equal to a pro-rata portion of the Trust Account (as defined below) equal to the quotient determined by dividing (i) the amount in the Trust Account (as defined below), as of two business days prior to the consummation of the Acquisition Transaction, by (ii) the total number of outstanding shares of Common Stock (the “IPO Shares”) that were originally issued in the Corporation’s initial public offering (“IPO”).  “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

(D)        Prior to the consummation of an Acquisition Transaction, the Corporation may elect to grant holders of shares of Series B Common Stock their redemption rights by means of a Post-Acquisition Tender Offer by filing a Current Report on Form 8-K with the SEC disclosing that it has entered into a definitive Acquisition Transaction agreement, intends to consummate the Acquisition Transaction without a stockholder vote or a Pre-Acquisition Tender Offer, and that includes disclosure regarding the Target Business and the proposed transaction similar to what would be included in a proxy statement compliant with U.S. securities regulations regarding the solicitation of stockholder votes to approve an acquisition transaction. Within 30 days of the closing of the Acquisition Transaction without a stockholder vote or Pre-Acquisition Tender Offer or stockholder votes (the “Filing Date”), the Corporation may commence an issuer tender offer to holders of shares of Series B Common Stock (“Post-Acquisition Tender Offer”) by filing tender offer documents with the SEC in accordance with Rule 13e-4 and Regulation 14E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The Post-Acquisition Tender Offer documents will comply with the disclosure required by Regulations 14A and 14C of the Exchange Act. In the event the Corporation elects to effect a Post-Acquisition Tender Offer, the offer price shall be in cash equal to a pro-rata portion of the Trust Account equal to the quotient determined by dividing (i) the amount in the Trust Account, as of two business days prior to the consummation of the Acquisition Transaction, by (ii) the total number of outstanding IPO Shares excluding any Series C Shares.  If such Post-Acquisition Tender Offer is not initiated by the Filing Date or if such Post-Acquisition Tender Offer is not consummated by the earlier of (i) the 6 month anniversary of the closing of the Acquisition Transaction or (ii) the 21 month anniversary of the IPO, then, within five business days of the Filing Date or such 6 month anniversary, as applicable, with respect to each share of Series B Common Stock, distribute a pro-rata portion of the Trust Account equal to the quotient determined by dividing (i) the amount in the Trust Account, as of two business days prior to the consummation of the Acquisition Transaction, by (ii) the total number of outstanding IPO Shares excluding any Series C Shares, and distribute any remaining funds to the Corporation. If the Corporation structures the Acquisition Transaction in this manner, then it may, after the Current Report on Form 8-K is filed with the SEC, seek that holders of 5% or more of the IPO shares who are also accredited investors elect to convert their shares of Series A Common Stock into shares of Series C Common Stock immediately prior to consummation of the Acquisition Transaction, with any remaining shares of Series A Common Stock automatically converting to shares of Series B Common Stock immediately following consummation of the Acquisition Transaction. The exchange ratio may be on a one-for-one basis, or at other exchange ratios to be negotiated with the individual stockholders. Such opportunity to convert would only be available to these certain stockholders, and not to other holders of IPO Shares. Holders of shares of Series A Common Stock who elect to convert their shares into shares of Series C Common Stock prior to consummation of the Acquisition Transaction shall not be entitled to participate in the Post-Acquisition Tender Offer, while holders of shares of Series A Common Stock that have their shares automatically converted to shares of Series B Common Stock shall be entitled to participate in the issuer Post-Acquisition Tender Offer.

(E)        Prior to the consummation of an Acquisition Transaction, the Corporation may elect to grant holders of shares of Series B Common Stock their redemption rights by means of a Post-Acquisition Automatic Trust Liquidation by distributing a pro-rata portion of the Trust Account equal to the quotient determined by dividing (i) the amount in the Trust Account, as of two business days prior to the consummation of the Acquisition Transaction, by (ii) the total number of outstanding IPO Shares excluding any Series C Shares to each holder of Series B Common Stock within 30 days following closing of the Acquisition Transaction (“Post-Acquisition Automatic Trust Liquidation”).  Upon consummation of a Post-Acquisition Automatic Trust Liquidation, holders of Series B Shares shall cease to have any rights as stockholders of the Corporation except for their right to receive a pro rata portion of the Trust Account, without interest accruing thereon.  If the Corporation structures the Acquisition Transaction as a Post-Acquisition Automatic Trust Liquidation, then it may, after the Current Report on Form 8-K is filed with the SEC, seek that holders of 5% or more of the IPO shares who are also accredited investors elect to convert their shares of Series A Common Stock into shares of Series C Common Stock immediately prior to consummation of the Acquisition Transaction, with any remaining shares of Series A Common Stock automatically converting to shares of Series B Common Stock immediately following consummation of the Acquisition Transaction. The exchange ratio may be on a one-for-one basis, or at other exchange ratios to be negotiated with the individual stockholders. Such opportunity to convert would only be available to these certain stockholders, and not to other holders of IPO Shares. Holders of shares of Series A Common Stock who elect to convert their shares into shares of Series C Common Stock prior to consummation of the Acquisition Transaction shall not be entitled to participate in the Post-Acquisition Automatic Trust Liquidation, while holders of shares of Series A Common Stock that have their shares automatically converted to shares of Series B Common Stock shall be entitled to participate in the issuer Post-Acquisition Automatic Trust Liquidation.

(F)        In the event that the Corporation submits an Acquisition Transaction for approval by its stockholders and such Acquisition Transaction is approved and is consummated by the Corporation, any stockholder of the Corporation holding IPO Shares may, contemporaneous with such vote, demand that the Corporation redeem such holder’s IPO Shares for cash. If so demanded, the Corporation shall, promptly after consummation of the Acquisition Transaction, redeem such holder’s IPO Shares for cash at a per share price equal to (i) the amount held in the Trust Account as of two business days prior to the consummation of the Acquisition Transaction (net of taxes payable), divided by (ii) the total number of outstanding IPO Shares.

(G)        Immediately after the Corporation’s IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective shall be deposited and thereafter held in the Trust Account. Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until (i) the later of consummation by the Corporation of a Acquisition Transaction or consummation of a Post-Acquisition Tender Offer or Post-Acquisition Automatic Trust Liquidation, as applicable, or (ii) the liquidation of the Corporation as discussed in Paragraph H below, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account; provided, however, that (1) the interest earned on the Trust Account may be released to the Corporation to fund the Corporation’s working capital requirements and to repay certain loans made to the Corporation by members of the Corporation’s management, (2) the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account, (3) the Corporation shall be entitled to withdraw such amounts necessary to purchase up to 35% of the units or IPO Shares in accordance with paragraph (N) of this Article FIFTH, and (4) the Corporation shall be entitled to withdraw a pro rata portion of the Trust Account for each share of Series A Common Stock converted into a share of Series C Common Stock upon consummation of an Acquisition Transaction. Notwithstanding the foregoing, in no event may interest earned on the Trust Account be released if such release would reduce the balance in the Trust Account below the balance immediately following the consummation of the Corporation’s IPO.

(H)        In the event that the Corporation does not consummate an Acquisition Transaction within 18 months after the consummation of the IPO (“Termination Date”), the directors and officers of the Corporation shall take all such action necessary to dissolve the Corporation and liquidate the Trust Account to holders of the IPO Shares as soon as reasonably practicable. In the event the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation’s remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

(I)         A holder of IPO Shares shall be entitled to receive funds from the Trust Account only in the event of a liquidation of the Trust Account to holders of IPO Shares in connection with the dissolution of the Corporation pursuant to the terms of the investment management trust agreement governing the Trust Account or in the event that such holder's shares are redeemed in accordance with this Article FIFTH. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account. A holder of any other shares of capital stock of the Corporation shall not have any right or interest of any kind in or to the Trust Account.

(J)         Unless and until the Corporation has consummated a Acquisition Transaction as permitted under this Article FIFTH, the Corporation may not consummate any other acquisition transaction, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise.

(K)        Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s By-laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

(L)        During the Target Acquisition Period, the Corporation (i) may not issue any units, Common Stock, warrants, or any options or other securities convertible into or exchangeable for Common Stock, or any Preferred Shares, that participate in any manner in the proceeds of the Trust Account, or that vote as a class with the IPO Shares on any vote to approve an Acquisition Transaction or to amend this Article FIFTH or (ii) cancel any security issued by it that is publicly trading, except for the separation and cancellation of the units pursuant to Article FOURTH and this Article FIFTH.

(M)      The Board of Directors of the Corporation shall review and approve all payments made to Founders, their affiliates or any entity that is affiliated with the Founders, the Directors or officers of the Corporation, other than the payment of $5,000 per month for up to six months to Selway Capital LLC for administrative services and secretarial support, provided that any interested director will abstain from such review and approval.

SIXTH:                     The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A)       Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

(B)        The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the By-laws of the Corporation as provided in the By-laws of the Corporation.

(C)        The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(D)       No contract or transaction between the Corporation and one or more of its directors (an ‘‘Interested Director’’) or officers, or between the Corporation and any of their affiliates (an ‘‘Interested Transaction’’), will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Corporation’s Board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(i)
The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Corporation’s Board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, whereby such disinterested directors determine that the terms of the Interested Transaction are no less favorable to the Corporation than those that would be available to the Corporation with respect to such a transaction from unaffiliated third parties; or

(ii)
The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders of the Corporation entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders; or

(iii)	The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee of the Board or the stockholders.

(E)         In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH:

(A)        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(B)         The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH:                  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, acknowledged and filed as of this ____ day of _________, 2011, in accordance with Section 103 of the GCL.

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